Exhibit 10.1

AMERIGAS PROPANE, INC.

EMPLOYMENT AGREEMENT

FOR

JERRY E. SHERIDAN

Effective August 15, 2005, Jerry E. Sheridan will become Vice President — Finance and Chief Financial Officer of the Company. Mr. Sheridan has an oral agreement with the Company for “at will” employment which includes the following:

Mr. Sheridan:

1.	will be entitled to a one-time hiring bonus of $50,000, and an annual base salary of $260,000;

2.	will participate in the Company’s annual bonus plan, with bonus payable for fiscal year 2005 based on achievement of a financial goal based on earnings per Common Unit;

3.	will participate in the Company’s long-term compensation plan, the 2000 Long-Term Incentive Plan, with annual awards as
determined by the Compensation/Pension Committee, and UGI
Corporation’s 2004 Omnibus Equity Compensation Plan, with annual awards as determined by the Compensation and Management
Development Committee;

4.	will receive cash benefits upon termination of his employment without cause following a change of control of AmeriGas Partners or UGI Corporation;

5.	will participate in the Company’s benefit plans, including the Supplemental Executive Retirement Plan;

6.	is eligible for executive perquisites including financial planning/tax preparation services, participation in the executive health maintenance program and airline club membership; and

7.	is required to sign a Confidentiality and Post-Employment Activities Agreement.